Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Emeritus Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-126106, 333-60323, 333-05965 and 333-70580) on Forms S-8 and (No. 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ deficit and comprehensive operations, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Emeritus Corporation.

(signed) KPMG LLP

Seattle, Washington
March 16, 2006